Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Alaska Communications Systems Group, Inc.:
We consent to the incorporation by reference in the registration statement (No. 333-160615) on Form S-8 of Alaska Communication Systems Group, Inc. of our reports dated March 9, 2010, with respect to the consolidated balance sheets of Alaska Communications Systems Group, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009, annual report on Form 10-K of Alaska Communications Systems Group, Inc. Our report refers to the retroactive adoption of FASB Staff Position APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (codified in FASB Accounting Standards Codification 470, Debt) to all periods presented.
Anchorage, Alaska
March 9, 2010